Exhibit 10.17

Amendment to Employment Agreement of A. Leigh Powell.

On December 31, 2002, the Executive Compensation Committee of the Board of Directors, acting by unanimous written consent, passed the following resolutions:

RESOLVED, to amend the October 2000 Employment Agreement of A. Leigh Powell, President and Chief Executive Officer of the Corporation (the “Employment Agreement”), effective January 1, 2002, as follows:

Current: Section 2.2d—Furthermore, if Executive is employed in good standing by the Company on January 1, 2003, or in the event he is terminated (other than for Cause) at any time prior to January 1, 2003, Executive shall receive a direct stock grant of 100,000 shares of Company common stock.

Revised: Section 2.2d—Furthermore, if Executive is employed in good standing by the Company on January 1, 2003, or in the event he is terminated (other than for Cause) at any time prior to January 1, 2003, Executive shall receive a direct stock grant of 100,000 shares of Company common stock to be issued on the first business day after the lifting of the fourth quarter 2002 employee trading blackout pursuant to the Company’s insider trading policy.

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